Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039 Phone: 972.869.3400 Fax: 972.443.1701	News Release

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Approval of NASDAQ Application

Irving, Texas, December 21, 2005 Thomas Group, Inc. (TGIS.OB), a leading operational consulting firm, today announced that its application to be relisted on the NASDAQ Small Cap Market was approved on December 20, 2005.

Trading is expected to commence under the symbol “TGIS” with the opening of trading on Friday, December 23, 2005.

“Relisting on NASDAQ is a very satisfying culmination to what has been an exciting year for Thomas Group, “ said Jim Taylor, President and CEO.  “Although 2005 produced many results for both clients and shareholders, relisting on the Small Cap Market will now enable a much broader range of investors to benefit from the results we can bring.”

Thomas Group currently has a market capitalization of approximately $75 million, based on its closing share price on December 20, 2005, with approximately 10.7 million shares outstanding and approximately 450 shareholders of record.

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Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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